EXHIBIT 28 (a)








               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 11-K

                          ANNUAL REPORT
                PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

(Mark One):

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED].

For the fiscal year ended December 31, 1993

                               OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].

For the transition period _____ to _____

Commission file number 1-6016



     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

        THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN
                          (the "Plan")

     B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

               THE ALLEN GROUP INC. (the "Company")
               25101 Chagrin Boulevard, Suite 350
               Beachwood, OH  44122



                      THE ALLEN GROUP INC.

                   EMPLOYEE STOCK SAVINGS PLAN

                            FORM 11-K

          (For the fiscal year ended December 31, 1993)



                        Table of Contents



Financial Statements

                                                           Page

            (i)  Report of Independent Accountants           3

           (ii)  Statements of Financial Condition -
                 December 31, 1993 and 1992                  4

          (iii)  Statements of Income and Changes
                 in Plan Equity for the years
                 ended December 31, 1993, 1992
                 and 1991                                    5

           (iv)  Notes to Financial Statements             6 - 10

          Schedules are omitted because they are not required or not applicable or because the information is furnished elsewhere in the financial statements or the notes thereto.











                REPORT OF INDEPENDENT ACCOUNTANTS



To the Employee Stock Savings Plan Committee and the Participants in The Allen Group Inc.
  Employee Stock Savings Plan:


We have audited the accompanying statements of financial condition of THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN as of December 31, 1993 and 1992, and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 1993. These financial statements are the responsi-bility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN as of December 31, 1993 and 1992 and the results of its operations and changes in plan equity for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As further discussed in Note 1 to the financial statements, the Board of Directors of The Allen Group Inc., the Plan's sponsor, voted to terminate the Plan effective June 30, 1992. In accordance with generally accepted accounting principles, the Plan has prepared its 1993 and 1992 financial statements using the liquidation basis of accounting.

As described in Note 2 to the financial statements, the Plan has modified its accounting for amounts owed to withdrawing participants based upon recently issued professional guidance.

                                                COOPERS & LYBRAND



Cleveland, Ohio
April 18, 1994


        THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN
                STATEMENTS OF FINANCIAL CONDITION
                   December 31, 1993 AND 1992




                                         1993          1992

Assets:

   Investment in common stock of
   The Allen Group Inc. at market
   value - 8,446 shares (cost
   $101,957) in 1993; 128,291
   shares (cost $1,605,737) in
   1992 (Note 2)                      $  153,084    $3,463,857

   Contributions receivable from
   participants (Note 3)                    -              218

   Accrued interest and dividends
   receivable (Note 2)                      -            7,872

   Cash and equivalents                   10,767        22,042
                                         163,851     3,493,989


Liabilities:

   Forfeiture fund (Note 4)                 -          240,959

   Undistributed terminations and
   withdrawals at market value
   (Notes 2 and 4)                          -           34,075

                                            -          275,034

Plan equity                           $  163,851    $3,218,955






The Notes are an integral part of these statements.


        THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN
         STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY
      FOR THE YEARS ENDED December 31, 1993, 1992 AND 1991






                                 1993        1992        1991

Participant contributions
   (Note 3)                   $     -     $   33,287  $   73,586

Investment income:
   Interest                        5,157       1,521         616
   Dividends                      16,779      30,073      16,684

Net appreciation in the fair
   value of investments          115,073     878,730   1,825,686

Net increase in plan equity      137,009     943,611   1,916,572

Less withdrawals, distribu-
   tions and forfeitures -
   1993, 155,941 shares;
   1992, 22,426 shares; and
   1991, 66,223 shares        (3,226,188)   (786,223) (1,064,195)

Cumulative change in
   accounting principle
   (Note 2)                       34,075           -           -

Change in plan equity for
   the year                   (3,055,104)    157,388     852,377

Plan equity, beginning of
   year                        3,218,955   3,061,567   2,209,190

Plan equity, end of year
   (Note 1)                   $  163,851  $3,218,955  $3,061,567





The Notes are an integral part of these statements.







        THE ALLEN GROUP INC. EMPLOYEE STOCK SAVINGS PLAN

                  NOTES TO FINANCIAL STATEMENTS



1. PLAN TERMINATION

        The Company terminated the Employee Stock Savings Plan ("the Plan") effective June 30, 1992. Prior to the final liquidation, participants have been granted the option of receiving their respective portion of the Plan's assets in a lump sum distribution, in cash or in shares, in an annuity or as a rollover into the Company's Employee Before-Tax Savings Plan. Such requests are being handled accordingly and may include tax considerations for withholding and penalties, depending on the distribution option selected.

        The Company devised a format to distribute the Plan's remaining forfeiture shares to the participants. This format allocated a disproportionately larger benefit to the small shareholders rather than bias the distribution in favor of highly compensated employees who generally held a larger number of shares. Eligibility for receiving these shares was based on participation in the Plan as of March 31, 1993. The Company is distributing the forfeiture shares to participants according to a graduated scale.

        The graduated scale was devised so that each participant
   was guaranteed at least one forfeiture share.   A percentage
   payout was then used for the participants' first 99 shares, a lower percentage payout set for the next 400 shares, a still lower percentage payout for the next 500 shares and a final, still lower percentage payout was established for holdings of more than 1,000 shares.

        At December 31, 1993, a majority of the Plan's assets were already distributed and the remaining assets were distributed in 1994. Of the assets held at December 31, 1993, 6,908 shares are to be distributed to 11 participants and 1,538 shares, plus any excess cash in the Plan, are to be distributed among former participants or to pay outstanding plan expenses.

        The financial statements have been prepared on the liquidation basis of accounting.

2. SUMMARY OF ACCOUNTING POLICIES

        The Plan, prior to its liquidation, invested exclusively in shares of common stock of the Company, with the exception that, to avoid the retention of idle funds, investments were made in cash equivalent securities for periods generally not exceeding 30 days prior to investment in such shares. The investment in such common stock was stated at market value based upon the last sale price of the Company's common stock on the New York Stock Exchange Composite Tape on the last business day of the year.
   At December 31, 1993 and 1992, the market value of such investments exceeded cost by $51,127 and $1,858,120, respectively.

        The Plan's statements of income and changes in plan equity include the net appreciation (depreciation) in the fair value of its investments, which consisted of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

        The Plan used the accrual method for recognizing contributions, withdrawals and investment income. Dividends were accrued on the ex-dividend date. Withdrawals, distributions and forfeitures were valued using month-end market prices for the respective months during which such withdrawals, distributions and forfeitures were made in 1992 and on a liquidation basis for distributions made in 1993.

        Based upon the recently issued Accounting and Auditing Guide (with conforming changes as of May 31, 1993), "Audits of Employee Benefit Plans" by the American Institute of Certified Public Accountants, the Plan no longer accounts for amounts owed to withdrawing but unpaid former participants and participant loans in process as Plan liabilities. Amounts allocated to the accounts of such former participants were $34,075 as of December 31, 1992 and have been reflected as a cumulative change in accounting principle in the statement of income and changes in plan equity for the year ended December 31, 1993.

        All expenses of administering the Plan, including the Trustee's fees and brokerage commissions on stock purchases, were paid by the Plan. Brokerage commissions and other expenses incurred in the sale of shares for the account of any participant were deducted from the proceeds of the sale.

3. CONTRIBUTIONS

        Participation in the Plan was voluntary prior to June 30, 1992, and all employees (full-time and part-time, salaried, hourly, foreign and domestic) of the Company and its subsidiaries were eligible to be participants. Due to the termination of the Plan, contributions ceased at June 30, 1992. Those participants who did make contributions in the first half of 1992 and in prior years were allowed to contribute to the Plan whole dollar amounts or any whole percentage not less than 1% or more than 10% of their monthly base salary as selected for such month. Contributions by participants were made through periodic payroll deductions, except where payroll deductions were not permitted by local law, in which case, participants made direct contributions to their employer.

        In accordance with the terms of the Plan, the Company has not made monthly contributions since February 1, 1988. While some contributions were temporarily invested in cash equivalent securities, interest was accrued until such contributions were invested in shares of the Company's common stock. The Trustee purchased shares of the Company's common stock on the New York Stock Exchange (the "Exchange") at current market prices or in any other manner that the Trustee deemed appropriate, including purchases from the Company. The Company had no control over the times or prices at which the Trustee made such purchases or the amounts thereof, and the number of shares purchased depended on the price paid by the Trustee. In addition to purchases on the Exchange during 1993, 1992 and 1991, the Trustee purchased from the Company 19,681, 19,950 and 6,576 shares, respectively, of the Company's common stock for the accounts of participants in the Plan. Such purchases were made at prices equal to the prevailing market prices or the Company's costs for such shares when the prevailing market prices exceeded such costs. During 1993 the Company had authorized and made available for purchase by the Plan 121,800 shares of its common stock at a cost of $7.08 per share. These shares were used to fund purchases that arose as a result of dividends received by the Plan for the Company's stock. Because the Plan was not fully liquidated at December 31, 1993, approximately 400 participants are still included in the Plan. At December 31, 1992 there were also approximately 400 participants.

4. VESTING, WITHDRAWALS AND FORFEITURES

        The Plan provided that two accounts be maintained for each participant. Shares acquired with the participant's contributions were held in the Participant Account and shares acquired with the Company's contributions (those contributions made prior to February 1, 1988) were held in the Employer Account. Cash dividends paid on the shares in each of the participant's accounts were used to purchase additional shares for the respective accounts of the participant. Each participant's interest in shares held in his or her Participant Account was considered fully vested. Shares held in the participant's Employer Account vested 1/3 each January 1 after the participant commenced participation in the Plan (subject to certain restrictions on and the effect of certain withdrawals). Except for permitted withdrawals and hardship distributions, the participant's shares were distributable only when employment terminated. A participant, or the beneficiary of a deceased participant, was entitled to receive all the participant's shares held under the Plan if his or her employment was terminated by reason of his or her death, disability or normal or postponed retirement. If a participant's employment terminated for any other reason (including an involuntary layoff of at least six months), the participant was entitled to receive all the shares in his or her Participant Account and the vested shares in his or her Employer Account.

        While employed by the Company or a subsidiary, a participant could withdraw, with certain limitations, all or any part of the shares in his or her Participant Account and all or any part of the vested shares in his or her Employer Account.
   A participant who made such a withdrawal was subject to suspension from participation and could have forfeited some or all of the unvested shares purchased with the Company's contributions. In cases of financial hardship, as determined by the Committee which administered the Plan, a participant could withdraw shares within certain limits without such penalties. During 1993, this option was available to participants through April only, so that shares previously transferred to the Forfeiture Fund could be allocated and the Plan's assets could be distributed to the participants. Prior to this period, however, distributions and permitted withdrawals were made in shares of the Company's common stock or from the net cash proceeds realized from the sale by the Trustee of the distributed or withdrawn shares, as the participant or his or her beneficiary elected. All unvested shares remaining in the Employer Account after a distribution or total withdrawal, other than a qualified hardship withdrawal, were transferred to the Forfeiture Fund maintained by the Trustee. There were no such transfers in 1993 and 1992.

5. FEDERAL INCOME TAXES

        The Company received a favorable determination from the Internal Revenue Service that the Plan, as amended for termination effective June 30, 1992, was a qualified plan under
   Section 401(a) of the Internal Revenue Code. Accordingly, the Plan was not subject to federal income taxes, and employer contributions and earnings of the Plan were not subject to U.S. income taxes until distributed to the participants. However, depending on the distribution option selected by the participant at liquidation, the participant may be subject to tax penalties.